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                                                                    EXHIBIT 12.1


                       PDV AMERICA, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                              Year Ended December 31,
                                               ----------------------------------------------------
                                                 2002       2001       2000       1999       1998
                                               --------   --------   --------   --------   --------
                                                               (Dollars in Thousands)
Income before provision for income taxes       $299,671   $623,405   $519,399   $200,415   $361,703
    Distributions in excess of equity
       earnings of affiliates                    22,313     44,521     68,196     82,847     46,180
    Equity earnings (losses) in excess of
       distributions                               --         --         --         --         --
    Interest                                    115,582    119,579    149,169    165,351    180,241
    Amortization of previously capitalized
       interest                                   3,876      3,859      3,709      3,076      2,858
    Portion of rent representative of
       interest factor                           33,916     25,727     21,056     21,056     20,722
                                               --------   --------   --------   --------   --------
       Income as adjusted                      $475,358   $817,091   $761,529   $472,745   $611,704
                                               ========   ========   ========   ========   ========

Fixed charges
    Interest expense                           $115,582   $119,579   $149,169   $165,351   $180,241
    Capitalized interest                          3,700      2,000      4,000      7,000      5,000
    Portion of rent representative of
       interest factor                           33,916     25,727     21,056     21,056     20,722
                                               --------   --------   --------   --------   --------


       Total fixed charges                     $153,198   $147,306   $174,225   $193,407   $205,963
                                               ========   ========   ========   ========   ========

Ratio of earnings to
    fixed charges                                 3.10x      5.55x      4.37x      2.44x      2.97x
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